Exhibit 23.1

                          Independent Auditors Consent


The Board of Directors
Lancer Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Lancer Corporation of our report dated February 27, 1997, relating to the consolidated balance sheets of Lancer Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders equity and cash flows for each of the years in the three-year period ended December 31, 1996, and related consolidated financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Lancer Corporation.





                                                           KPMG Peat Marwick LLP

San Antonio, Texas
February 27, 1997